Exhibit 10.46

NORTH AMERICAN HUMAN RESOURCES

POLICY MANUAL

Number: 4-05

Effective Date: 10/27/05

Replaces: 01/10/05

Subject: RELOCATION POLICY Authorized: Jeannette Liebman

Applied Materials offers relocation benefits to assist eligible exempt and technical non-exempt college summer interns and co-ops, regular full-time college hires, new hires and internal transferees, international new hires and transferees on indefinite assignments, as defined below, (“employees”). All relocation benefits must be administered through the Global Relocation Department in order to comply with Internal Revenue Service (“IRS”) regulations. For information regarding specific relocation benefits and specific tax consequences associated therewith, please refer to your Human Resources representative or the Global Relocation Department. The specific relocation benefits for which an employee is eligible may vary according to the grade level, new hire/transferee status, location, etc.

In order to be eligible, an employee (except for college interns and coops) must meet the following IRS regulations.

1. Distance Test: The distance between the former residence and new place of work must be 50 miles greater than the distance between the former residence and former place of work.

2. 39 Week Test: The employee must be employed full-time for 39 weeks during a twelve month period beginning when the employee arrives at the new work location. If the company requests another move before the 39 weeks has accumulated, the IRS will not disqualify excludable relocation expenses.

College hires must have a permanent address more than 50 miles from the Applied Materials site to which they are assigned. If school is the employee’s permanent address and it is within 50 miles of the Applied Materials site to which the employee is assigned, no relocation benefits will be provided to the college hire.

An employee is eligible for authorized relocation benefits for up to one year from the start date and/or effective transfer date. Applied Materials reserves the right to cancel or amend an employee’s eligibility for relocation benefits at any time. Any extension of the one-year period referred to above may be approved by the Human Resources Vice President alone, except that any extension of the one-year period for an executive officer of Applied Materials must be approved by the Human Resources and Compensation Committee of the Board of Directors of Applied Materials. When an employee requests a transfer from one location to another location, Applied Materials is not obligated to pay for relocation costs associated with the move.

Before any relocation benefits can begin or payments to the employee be processed, the employee must sign the Relocation Cost Reimbursement Agreement and submit it to the Global Relocation department. As set forth in the Relocation Cost Reimbursement Agreement, if the employee voluntarily terminates employment or is involuntarily terminated within 18 months of start date/effective transfer date, the employee is required to reimburse Applied Materials for relocation costs on a pro-rated basis. Where Applied Materials is required to terminate employment for business or economic reasons or lack of work, Applied Materials retains the discretion to dismiss this reimbursement requirement. Due to the length of their assignment, co-ops and interns are not required to sign and are not subject to the provisions of the Relocation Cost Reimbursement Agreement.

Relocation assistance is limited to one member of a household where there is more than one member employed by Applied Materials. Applied Materials will relocate the employee, spouse/partner and dependent family members who currently reside with the employee. Dependent family members are children up to the age of 18 or full-time dependent college students, pursuant to IRS regulations.

Transferred employees will be paid base salary while driving to the new location. The IRS regulations require travel of 350 miles per day in order to be reimbursed for enroute travel when driving to new location. Management may permit the employee up to 2 paid days off from work for relocation needs such as house/school selection and packing/unpacking of household goods. Approval for time off is at Management discretion.

Where the Company provides temporary living arrangements, the employee will be held responsible for any damages to the temporary accommodations incurred during its occupancy.

In order to qualify for the Global Relocation Home Sale Programs and in accordance with IRS regulations, the employee must consult with the Global Relocation Department before listing the primary residence for sale or he/she will not qualify for reimbursement of closing costs. These program benefits are set forth under the relocation benefits matrices.

RELOCATION-ASSOCIATED TAX:

Each year Applied Materials will apply current IRS tax laws and definitions in determining the taxable, excludable, and deductible relocation expenses. Only taxable relocation expenses are eligible for tax assistance under this policy. Reimbursed taxable relocation expenses that may be deducted on an employee’s tax returns are not eligible for tax assistance.

Federal income tax laws, state laws and regulations require any amount paid to the employee or paid on his/her behalf for moving expenses to be reported on the employee’s W-2 form in the year it was paid. The Applied Materials Payroll Department will deposit tax amounts directly with the appropriate tax agency.

The tax rate utilized under this policy is limited to the federal supplemental tax rate, new state supplemental tax rate, and FICA tax rate where applicable.

FICA taxes are paid only if the employee’s regular annualized base salary is less than the maximum FICA taxable salary established by the Social Security Administration and only to the extent additional tax liability is created due to the relocation.

Due to the complexities of calculating taxes, the amount of tax assistance may be more or less than the employee’s actual tax liability. The employee is responsible for filing his or her own tax return. Information contained in this policy should not be construed as tax advice. All tax questions should be referred to a professional tax consultant. Applied Materials will not be responsible for tax consultant fees.

For information regarding specific relocation benefits, please refer to your HR representative or the Global Relocation Department.

DEFINITIONS:

Technical non-exempt positions are positions that require an associates degree and higher or the equivalency. These positions do not include administrative assistants, material coordinators or material analysts.

PROCEDURES:

Divisional HR will forward a copy of the completed and approved hiring forms (eRecruit) for new hires and international hires or Employee Action Report (EAR) for internal transfers with the cost estimate for the appropriate relocation benefits to the Global Relocation Department. Approvals must follow the Signature Authority guidelines in effect for eRecruit Offers or the EAR.

After the eRecruit hiring forms or EAR is approved, a relocation benefit letter describing the approved benefits will be provided to the employee by Human Resources along with the offer of employment. Letters with any policy exceptions will be completed by Global Relocation and provided to HR.

The Global Relocation Department will administer all relocation benefits in order to comply with the IRS guidelines. The Global Relocation Department cannot administer relocation benefits for the employee without the proper approved paperwork from Human Resources.

The employee is responsible for completing, obtaining signatures and submitting all Relocation Expense Reports for reimbursements where receipts are required to be submitted to the Global Relocation Department. Relocation expense reports follow the

Finance Signature Policy. The Global Relocation Department will submit all reimbursements and direct bills to the North America Shared Service Center (NASSC) for payment.

Any and all exceptions to the relocation benefits require the approval of a Divisional VP/General Manager, HR Manager, Divisional Controller, Director of Global Relocation Department. All exceptions in excess of $10,000 require the additional approval of the Appointed Vice President, Global Compensation and Benefits. Exceptions over $10,000 may also require the approval of the Human Resources Vice President at the discretion of the Appointed Vice President, Global Compensation and Benefits. Notwithstanding the foregoing, exceptions in excess of $50,000 for executive officers shall require the approval of the Human Resources and Compensation Committee of the Board of Directors of Applied Materials in lieu of all other approvals required by this paragraph.